Exhibit 99.1

Press Release
July 5, 2017

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Structural and Rail Division Increases Production Capability and

Diversifies Product Offerings

FORT WAYNE, INDIANA, July 5, 2017 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced the expansion of its Structural and Rail Division located in Columbia City, Indiana.  The $75 million expansion will utilize excess melting and casting capability and further diversify its product portfolio and market sector exposure.

This project provides for the annual production of 240,000 tons of reinforcing bar in various sizes with product sales including coiled, custom cut-to-length and smooth bars in sizes from #3 to #8 reinforcing bars.  The size offerings represent approximately 70% of 2016 total domestic reinforcing bar consumption.  Upon completion, the expansion is expected to add approximately 33 local jobs.

“We are excited to announce this growth initiative,” said Mark D. Millett, President and Chief Executive Officer.  “This investment will further expand our Structural and Rail Division’s product offerings and capability in a very capital efficient manner.  Additionally, we will be the largest independent rebar supplier in the region, not competing with our new customer base, which we believe will be received positively.  We believe our intended business model could provide meaningful time and yield-loss savings for the customer, while also providing working capital benefits.  This project complements the recently announced addition of 200,000 tons of reinforcing bar capacity at our Roanoke Bar Division, which is expected to begin operating at the end of 2017.”

The project entails the addition of a rolling mill, supported by certain other equipment and infrastructure requirements.  Subject to the anticipated receipt of necessary permits, which the company expects to be forthcoming in short order, and the receipt of state and local government support, the project is scheduled to be completed during the fourth quarter 2018.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500